Exhibit (10)(c)

The Oberweis Funds

Multi-Class Plan

WHEREAS, The Oberweis Funds (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with authorized separate series of the Trust (each a “Fund” and collectively, with any future series of the Trust, the “Funds”);

WHEREAS, Oberweis Asset Management, Inc. (the “Investment Adviser”) serves as investment adviser for the Trust and Oberweis Securities Inc. (the “Distributor”) serves as the principal underwriter and distributor for the Trust;

WHEREAS, as described in its prospectus(es), each Fund listed on Schedule A hereto (as may be amended from time to time) has established multiple classes enabling each Fund to offer investors the option of purchasing shares as follows: (a) with a distribution fee, as described in the Trust’s Rule 12b-1 Plan (“Investor Class Shares”); and (b) without a distribution fee (“Institutional Class Shares”);

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges; and

WHEREAS, a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust as defined by the 1940 Act (the “Independent Trustees”), determined that this Multi-Class Plan is in the best interests of each Fund and each class individually.

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Multi-Class Plan as follows:

1. Each class of shares of each Fund will represent interests in the same portfolio of investments of such Fund, and be identical in all respects to each other class of such Fund, except as set forth below. The only differences among the various classes of shares of the same Fund will relate solely to: (a) different distribution fee payments or shareholder service payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto), which for an applicable class will be borne solely by shareholders of that class and (b) different class expenses, which will be limited to any additional expenses that are subsequently identified and determined to be properly applied to one class of shares of a Fund upon approval by a majority of the Trustees of the Trust, including a majority of the Independent Trustees.

2. Under this Multi-Class Plan, certain expenses may be attributable to a Fund, but not to a particular class thereof. All such expenses will be borne by each class of a Fund on the basis of the relative aggregate net assets of such Fund’s classes. Notwithstanding the foregoing, the Distributor, the Investment Adviser or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

A class of shares may be permitted to bear expenses that are directly attributable to such class including: (a) any distribution fees or shareholder service fees associated with the Rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto) and (b) any class expenses determined by the Trustees to be attributable to such class.

3. Each class of shares of a Fund shall have separate voting rights on any matter submitted to shareholders of that Fund in which the interests of one class differ from the interests of any other class of the Fund.

4. To the extent exchanges are permitted and subject to certain terms as described in the prospectuses, shares of certain classes of a Fund will be exchangeable with shares of the same class of another Fund. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

5. Dividends paid by a Fund as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution fees, shareholder services fees, service fees and/or class expenses allocated to a class will be borne exclusively by that class.

6. Any distribution arrangement of a Fund, including distribution fees and shareholder services fees, will comply with the Rules of the Financial Industry Regulatory Authority.

7. All material amendments to this Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Independent Trustees.

8. So long as the Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

Dated: February 23, 2017, as amended October 2, 2023

Schedule A

Funds with Multiple Classes

Oberweis Global Opportunities Fund
Oberweis Micro-Cap Fund
Oberweis Small-Cap Opportunities Fund
Oberweis China Opportunities Fund
Oberweis Emerging Markets Fund
Oberweis International Opportunities Fund (eff. December 22, 2023)